Exhibit 10.6

Apache Corporation

Non-Employee Directors’ Restricted Stock Units Program Specifications

As Amended and Restated July 16, 2014

Share Plan:	2011 Omnibus Equity Compensation Plan (the “Omnibus Plan”), the terms of which are incorporated herein by reference.

Administration:	This Program will be administered by the Stock Plan Committee of the Company’s Board of Directors.

Eligible Participants:	Members of the Company’s Board of Directors, as of the applicable grant date, who are neither officers nor employees of the Company.

Objective:	The program is designed to be administered in conjunction with the provisions of the current Non-Employee Directors’ Compensation Plan as a means to recognize the non-employee directors for services rendered through the awarding of equity compensation.

Grant* upon Program Approval:	On July 16, 2014, restricted stock units (“RSUs”) the number of which is calculated by dividing $75,000 by the Fair Market Value (as defined in the Omnibus Plan) of a share of Apache Common Stock on the grant date. If applicable, the grant shall be prorated for a non-employee director’s service during the period January 1 – June 30, 2014. If the calculated number of RSUs includes a fraction, the number shall be rounded down to the nearest whole number.

Quarterly Grant Dates:	Beginning September 30, 2014, on the last day of each calendar quarter.

Quarterly Grant*:	RSUs the number of which is calculated by dividing $50,000 by the Fair Market Value (as defined in the Omnibus Plan) of a share of Apache Common Stock on the grant date. If applicable, the grant shall be prorated for a non-employee director’s service during the calendar quarter. If the calculated number of RSUs includes a fraction, the number shall be rounded down to the nearest whole number.

Program Term:	Until termination of the Omnibus Plan

Vesting:	100% as of grant date, with 100% automatic, mandatory deferral as described below.

Automatic Deferral	Upon vesting, the RSUs will be deferred into the Outside Directors’ Deferral Program and the RSUs and the associated dividend amounts (converted to shares of the Company’s common stock) will be distributed in a lump sum at the times specified in the Outside Directors’ Deferral Program.

*	These grants do not result in any change to the cash retainers for board, lead director, and committee service paid under the provisions of the Non-Employee Directors’ Compensation Plan.